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                                                                   EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106676) of iPayment, Inc., pertaining to the Stock Incentive Plan and Non-Employee Directors Stock Option Plan of iPayment, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements of iPayment, Inc., iPayment, Inc.'s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of iPayment, Inc., included in this Annual Report (Form 10-K), for the year ended December 31, 2004.


/s/ Ernst & Young LLP

Los Angeles, California
March 11, 2005